SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    March 30, 2005

REGENCY CENTERS CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-12298	59-3191743
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

121 West Forsyth Street, Suite 200	32202
Jacksonville, Florida
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:    (904)-598-7000

Not Applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into Material Contract

A.	Underwriting Agreement

        On March 30, 2004, Regency entered into an Underwriting Agreement (the “Underwriting Agreement”) with Citibank, N.A. (“Citibank” or the “Forward Counterparty”) and Citibank’s affiliate, Citigroup Global Markets, Inc. (the “Underwriter”) with respect to the sale by the Underwriter to the public of 3,750,000 shares of Regency’s common stock, par value $0.01 per share, borrowed by the Underwriter from third parties (the “Common Shares”). In addition, under the Underwriting Agreement, Citibank granted to the Underwriter, and the Underwriter exercised an option to purchase, 562,500 additional shares of Regency’s common stock, par value $0.01 per share, (the “Option Securities” and together with the Common Shares, the “Underwritten Securities”) to cover over-allotments.

        Regency made customary representations and warranties in the Underwriting Agreement and further agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. In addition, Regency and its executive officers have agreed not to sell or transfer, with exceptions, any common stock for 60 days after March 30, 2005 without first obtaining the written consent of the Underwriter. Delivery and payment for the Underwritten Securities against payment for the Underwritten Securities pursuant to the Underwriting Agreement occurred on April 5, 2005, which is the 4th business day following the date of pricing of the Underwritten Securities.

        The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of that agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

B.	Forward Purchase Contract

        Regency also entered into a forward stock purchase contract, consisting of an ISDA Master Agreement and a Confirmation dated March 30, 2004 (the “Forward Purchase Contract”) with Citibank pursuant to which Regency has agreed to issue, and Citibank has agreed to purchase upon the settlement of the Forward Purchase Contract, a number of shares equal to the number of Underwritten Securities.

        Pursuant to the Forward Purchase Contract, Regency will receive aggregate proceeds from the sale of its common stock upon physical settlement of the Forward Purchase Contract equal to the initial forward price of $46.60 per share, after adjustments. The Forward Purchase Contract provides that the initial forward price will be subject to increase based on a floating interest rate factor equal to the Federal Funds Rate, less a spread, and subject to decrease both for an amount based on expected dividends of $0.55 per share for record dates after March 30, 2005 and on or before the date of settlement, and for the portion, if any, of the cost to Citibank of borrowing Regency’s shares that exceeds 70 basis points per annum. Regency estimates that the net proceeds that it will receive if it physically settles the Forward Purchase Contract will be approximately $200 million (assuming that the prevailing interest rates remain unchanged for the remainder of 2005 and that the cost of borrowing Regency’s shares does not increase significantly), after deducting estimated fees and expenses.

        The Forward Purchase Contract will settle on or before August 1, 2005 (the “Settlement Date”). At any time before the Settlement Date, Regency has the option to settle the Forward Purchase Contract in whole or in part through physical settlement, net cash settlement or net share settlement. Regency will not receive any proceeds from the sale of the Underwritten Securities until settlement of the Forward Purchase Contract.

        Under the Forward Purchase Contract, Citibank has the right to terminate the Forward Purchase Contract on a date specified by Citibank if it is unable to continue to borrow a number of shares of Regency’s common stock equal to the number of shares to be delivered by Regency under the Forward Purchase Contract (to the extent of the inability), in the event of some mergers or tender offers or in other specified events. Citibank also has the right to require Regency to settle the Forward Purchase Contract on a date specified by Citibank if Regency declares special dividends or increase its regular dividends over currently expected amounts.

        Regency has agreed to indemnify Citibank against certain liabilities in connection with the forward sale transaction.

        The foregoing description of the Forward Purchase Contract does not purport to be complete and is qualified in its entirety by reference to the provisions of that agreement attached as Exhibit 10.2 to this Current Report on Form 8-K.

Item 8.01     Other Events

        See Item 1.01, which is incorporated herein by reference. This Form 8-K is being filed in order to incorporate by reference into Regency’s Registration Statement on Form S-3 the Underwriting Agreement, the Forward Purchase Contract and the other required exhibits.

Item 9.01     Financial Statement and Exhibits

C.	Exhibits:

        The exhibits listed below relate to Registration Statement No. 333-118910 on Form S-3 of Regency Centers Corporation, and are filed herewith for incorporation by reference in such Registration Statement.

5.1	Opinion of Foley & Lardner LLP as to the legality of the securities to be issued

8.1	Opinion of Foley & Lardner LLP as to the tax aspects of the offering

10.1	Underwriting Agreement dated March 30, 2005 between Regency Centers Corporation, Citibank, N.A. and Citigroup Global Markets, Inc.

10.2	Confirmation of Forward Stock Sale Transaction dated as of March 30, 2005 between Regency Centers Corporation and Citibank, N.A.

23.1	Consent of Foley & Lardner LLP (included in Opinions filed as Exhibits 5.1 and 8.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY CENTERS CORPORATION
(registrant)
Date: April 5, 2005	By: /s/ J. Christian Leavitt
J. Christian Leavitt, Senior Vice President,
Finance and Principal Accounting Officer

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